Exhibit 99.1

eMagin Awarded Patent for Switchable AR/VR Microdisplay-Based Immersive Headset

HOPEWELL JUNCTION, NY.--(BUSINESS WIRE)—July 11, 2016-- eMagin Corporation (NYSE MKT: EMAN), announced today that it has been granted a patent (U.S. Patent No. 9,366,871) for a microdisplay-based immersive headset, providing a user experience of complete involvement with the display’s imagery. The patent covers the integration of microdisplays and optical elements to design an ergonomically appealing immersive headset. The design offers flip up/flip down functionality that allows users to quickly move the display in and out of their line of sight. The flip display also incorporates a switchable Virtual Reality/Augmented Reality feature that enables the user to switch easily between VR and AR modes.

“One of our goals is to improve upon the current state of VR headset design,” said Kip Kokinakis, President of eMagin’s HMD group. “It is important to us that the form, fit, and feel of the headset enhance users’ overall experience, allowing them to spend more time enjoying the use of the product.” Kokinakis continued, “We also looked at the growing market trend towards mixed reality, or the combining of VR and AR, and designed a unique set of optomechanical elements for switching the headset seamlessly between VR and AR modes.”

Andrew G. Sculley, President and CEO of eMagin Corporation added, “When combined with our OLED microdisplay technology, users reach a new level of uncompromised immersive VR and AR performance. Our OLED microdisplays provide the high contrast, fast response time, vivid colors, and high pixel density (no screen door effects) required for superior VR applications while addressing the ultra-high brightness demanded for AR applications.”

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

OLED-XL, Color OLED-XLS and True Black are trademarks of eMagin Corp. OLED-ULT is trademark pending. All other names are the products of their respective owners.

Source: eMagin Corporation

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Source: eMagin Corporation

eMagin Corporation
Jeffrey Lucas, 845-838-7931
Chief Financial Officer
jlucas@emagin.com

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